CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Trust Fund II, and to the use of our report dated April 29, 2024 on the financial statements and financial highlights of Beacon Tactical Risk ETF and Beacon Selective Risk ETF, each a series of Northern Lights Fund Trust II. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders, which is incorporated by reference on Form N-1A.

.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

June 27, 2024